Exhibit 4.1

FORWARD PURCHASE AGREEMENT

by and among

OLIN CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

PNC CAPITAL MARKETS LLC

as Lead Arranger and Sole Bookrunner

Dated as of April 27, 2012

FORWARD PURCHASE AGREEMENT

THIS FORWARD PURCHASE AGREEMENT (the “Agreement”) is dated as of April 27, 2012, and is made by and among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under the hereinafter defined Funding Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

R E C I T A L S:

       A.           The Industrial Development Authority of Washington County, an Alabama public corporation (the “AL Issuer”), issued and sold its Gulf Opportunity Revenue Bonds (Olin Corporation Project), Series 2010A in the aggregate principal amount of $50,000,000 (the “AL-A Bonds”) and its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010B in the aggregate principal amount of $20,000,000 (the “AL-B Bonds” and together with the AL-A Bonds, the “AL Bonds”).

B.          The AL Issuer loaned the proceeds of the AL Bonds to the Borrower (the “AL Loan”), and the Borrower is obligated to repay the AL Loan, pursuant to the Loan Agreement dated as of October 1, 2010 between the Issuer and the Borrower (the “AL Loan Agreement”).

C.          To evidence the Borrower’s obligation to repay the AL Loan, the Borrower has executed and delivered promissory notes of the Borrower to the AL Issuer (the “AL Bond Notes”), which have been assigned to the Administrative Agent for the ratable benefit of the Lenders.

D.          The Borrower requested that the Lenders purchase the AL Bonds.

E.           Pursuant to the Borrower’s request, the Lenders agreed to purchase the AL Bonds up to each Lender's Bond Purchase Commitment (as defined in the hereinafter defined Original Funding Agreement) under the terms and conditions set forth in the Funding and Credit Agreement dated as of October 14, 2010 by and among the Borrower, the Lenders and the Administrative Agent (the “Original Funding Agreement”).

F.           The Mississippi Business Finance Corporation, a public corporation organized and existing under the laws of the State of Mississippi (the “MS Issuer”) issued and sold its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 in the aggregate principal amount of $42,000,000 (the “MS Bonds”).

G.          The MS Issuer loaned the proceeds of the MS Bonds to the Borrower (the “MS Loan”), and the Borrower is obligated to repay the MS Loan, pursuant to the Loan Agreement dated as of December 1, 2010 between the MS Issuer and the Borrower (the “MS Loan Agreement”).

H.          To evidence the Borrower’s obligation to repay the MS Loan, the Borrower executed and delivered a promissory note of the Borrower to the MS Issuer (the “MS Bond

Note”), which has been assigned to the Administrative Agent for the ratable benefit of the Lenders.

I.           The Borrower requested that the Lenders purchase the MS Bonds.

J.           Pursuant to the Borrower’s request, the Lenders agreed to purchase the MS Bonds up to each Lender's Bond Purchase Commitment under the terms and conditions set forth in the Amended and Restated Funding and Credit Agreement dated as of December 9, 2010, by and among the Borrower, the Lenders and the Administrative Agent, as supplemented and amended to date (the “Funding Agreement”), which amended and restated the Original Funding Agreement in its entirety.

K.          The Industrial Development Board of the County of Bradley and the City of Cleveland, Tennessee, a Tennessee public corporation (the “TN Issuer” and together with the AL Issuer and the MS Issuer, the “Issuers” and individually, an “Issuer”), issued and sold its Recovery Zone Facility Revenue Bonds (Olin Corporation Project), Series 2010 in the aggregate principal amount of $41,000,000 (the “TN Bonds” and together with the AL Bonds and the MS Bonds, the “Bonds”).

L.          The TN Issuer loaned the proceeds of the TN Bonds to the Borrower (the “TN Loan” and together with the AL Loan and the MS Loan, the “Loan”), and the Borrower is obligated to repay the TN Loan, pursuant to the Loan Agreement dated as of December 27, 2010 between the TN Issuer and the Borrower (the “TN Loan Agreement”).

M.         To evidence the Borrower’s obligation to repay the TN Loan, the Borrower executed and delivered a promissory note of the Borrower to the TN Issuer (the “TN Bond Note” and together with the AL Bond Notes and the MS Bond Note, the “Bond Notes”), which has been assigned to the Administrative Agent for the ratable benefit of the Lenders.

N.          The Borrower requested that the Lenders purchased the TN Bonds.

O.          Pursuant to the Borrower’s request, the Lenders purchased the TN Bonds and increased the Lender’s Bond Purchase Commitment under the terms and conditions set forth in the Funding Agreement.

P.          Pursuant to the terms of the Indentures (as defined in the Funding Agreement) and the terms of the Funding Agreement, the Lenders agreed to hold the Bonds until the Business Day immediately succeeding the conclusion of the Initial Direct Purchase Rate Period (November 1, 2015) (the “Purchase Date”) at which time the Lenders may elect to tender the Bonds for purchase by the Borrower.

Q.          As of the date hereof, the Lenders have provided notice pursuant to the provisions of the Indentures and the Funding Agreement for the Bonds to be purchased by the Borrower on the Purchase Date.

R.          Subject to the conditions and terms set forth in this Agreement, the Lenders agree to repurchase the Bonds on the Purchase Date for a new Direct Purchase Rate Period  commencing on November 1, 2015 through and including October 31, 2016 at which time the

Bonds shall be subject to optional tender pursuant to the terms of the Indentures on November 1, 2016.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.	DEFINITIONS.

1.1.   Defined Terms. For the purposes of this Agreement, capitalized words and phrases have the meanings as set forth in the Funding Agreement.

2.	COMMITMENT OF THE BANK.

2.1   Purchase of Bonds. Subject to the terms and conditions of this Agreement, the Lenders agree to purchase the Bonds on the Purchase Date (November 1, 2015) in accordance with the following terms:

Purchase Price:	The aggregate outstanding principal amount of the Bonds (each Lender to purchase a percentage of Bonds equal to the percentage of its Bond Purchase Commitment).

Interest Rate:	The Bonds shall bear interest at the Direct Purchase Rate.

Interest Period:	The Direct Purchase Rate Period shall be from November 1, 2015 to and including October 31, 2016.

Optional Tender:	The Bonds shall be subject to optional tender on November 1, 2016 consistent with the optional tender provisions set forth in Section 2.03 of the Funding Agreement.

2.2           Election of Optional Tender.  Upon the purchase of the Bonds on the Purchase Date, subject to the satisfaction of the conditions to purchase set forth herein, the Lenders hereby elect to tender the Bonds for optional tender on November 1, 2016 consistent with the provisions set forth in Section 2.03 of the Funding Agreement.

2.3           Acknowledgement of Election of Optional Tender.  By execution and delivery of this Agreement, in the event the Lenders purchase the Bonds on the Purchase Date, the Borrower acknowledges election by the Lenders to optionally tender the Bonds on November 1, 2016.

3.	CONDITIONS OF PURCHASE OF BONDS.

3.1.   Conditions of Purchase of Bonds.  Notwithstanding any other provision of this Agreement, the Lenders shall not be required to purchase the Bonds on November 1, 2015, unless each of the following conditions has been satisfied.

3.1.1.	The Borrower has executed and delivered an amendment to the Funding Agreement memorializing the terms set forth in Section 2.1 above.

3.1.2.
The Borrower has delivered certificates certifying that the representations and warranties set forth in the Funding Agreement and each other document executed in connection with the issuance of the Bonds are true and correct as of the purchase date and confirming that no Event of Default has occurred and is continuing.

3.1.3.	A certificate of the Remarketing Agent (as defined in the Indentures) certifying that the Direct Purchase Rate is the lowest rate possible to sell the Bonds at 100% of the purchase price thereof.

3.1.4.	An opinion of bond counsel that the purchase of the Bonds on the Purchase Date does not adversely affect the tax exempt status of the Bonds.

3.1.5.	No Event of Default has occurred and is continuing.

4.	MISCELLANEOUS.

4.1.   Binding Effect.  This Agreement shall become effective upon execution by the Borrower, the Lenders and the Administrative Agent.

4.2.   Governing Law.  This Agreement shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

4.3.   Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4.   Time of Essence.  Time is of the essence in making payments of all amounts due the Lenders and the Administrative Agent under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

4.5.   Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed signature pages maintained by the Administrative Agent shall deemed to be originals thereof.

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[SIGNATURE PAGE TO FORWARD PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION	PNC BANK, NATIONAL ASSOCIATION Individually and as Administrative Agent
By:/s/ Stephen C. Curley Name: Stephen C. Curley Title: Vice President and Treasurer	By:/s/ Thomas S. Sherman Name: Thomas S. Sherman Title: Senior Vice President
WELLS FARGO BANK, N.A.	BANK OF AMERICA, N.A.
By:/s/ Daniel R. Van Aken Name: Daniel R. Van Aken Title: Director	By:/s/ Eric A. Escagne Name: Eric A. Escagne Title: Senior Vice President
THE NORTHERN TRUST COMPANY	BRANCH BANKING AND TRUST COMPANY
By:/s/ Thomas Hasenauer Name: Thomas Hasenauer Title: Vice President	By:/s/ Eric Searls Name: Eric Searls Title: Vice President
U.S. BANK NATIONAL ASSOCIATION	BANK OF OKLAHOMA, N.A.
By:/s/ Michael P. Dickman Name: Michael P. Dickman Title: Vice President	By:/s/ Bershunda J. Taylor Name: Bershunda J. Taylor Title: Vice President